Exhibit 10.12
AMENDED AND RESTATED
A. SCHULMAN, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
WHEREAS, A. Schulman, Inc. (the “Company”) previously adopted the A. Schulman, Inc. Supplemental Executive Retirement Plan, effective January 1, 2004 (the “Plan”); and
WHEREAS, since January 1, 2005, the Company administered the Plan in good faith compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); and
WHEREAS, as of the Effective Date (as defined below), only one participant in the Plan has not yet received distribution of his Plan benefit; and
WHEREAS, the Company desires to amend the Plan as described herein to freeze the Plan as of the Effective Date and to comply with Section 409A.
AGREEMENT
NOW, THEREFORE, the Plan is hereby amended and restated in its entirety effective as of this 30th day of December, 2008 (“Effective Date”) as follows:
1. Participation. Participation in the Plan shall be limited to any person who was participating in the Plan as of the Effective Date and who had not yet received or begun to receive payment of his or her Benefit (as defined below) pursuant to the Plan (a “Participant”). As of the Effective Date, no individuals shall become eligible to participate in the Plan.
2. Benefit. The “Benefit” of any Participant under this Plan shall be equal to the amount the Participant would have been entitled under the terms of the Plan as in effect immediately prior to the Effective Date and calculated as provided therein. As of the Effective Date, no benefits shall accrue under the Plan.
3. Distribution of Benefit. A Participant shall be entitled to distribution of his or her Benefit in the form of a life annuity payable in substantially equal monthly installments beginning on the first day of the first calendar month that begins on or after the date the Participant attains age 65 (the “Normal Retirement Date”) and continues each month thereafter until the Participant’s death. Notwithstanding the foregoing, if a Participant dies before his or her Normal Retirement Date, the Participant’s beneficiary shall be entitled to receive payment of the Participant’s Benefit in the form of a life annuity commencing within 90 days following the Participant’s death.

4. Changes to the Time/Form of Payment. A Participant may change the time and/or form of distribution of his or her Benefit subject to the following limitations:
(a) Prior to December 31, 2008. On or before December 31, 2008, a Participant may change the time or form of distribution of his or her Benefit by submitting a written deferral election to the Company on or before December 31, 2008; provided, however, that: (i) such election will not apply to any amount otherwise payable in calendar year 2008; and (ii) such election may not cause an amount to be paid in calendar year 2008 that would not otherwise be payable in calendar year 2008. After December 31, 2008, any election made pursuant to this Section 4(a) may be changed or revoked only as provided in Section 4(b).
(b) After December 31, 2008. A Participant may change the time or form of distribution of his or her Benefit by submitting a written deferral election to the Company; provided, however, that (i) any such change to an existing election may not take effect until at least 12 months after the date on which the election is submitted; (ii) the payment with respect to which such election is made must be deferred (other than due to death) for a period of at least five years from the date such payment would otherwise have been made (or, in the case of installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid); and (iii) any election affecting a distribution at a specified time must be made not less than 12 months before the date the amount is scheduled to be paid (or, in the case of installment payments treated as a single payment, 12 months before the date the first amount was scheduled to be paid).
5. Six-Month Distribution Delay. Notwithstanding anything in this Plan to the contrary, if a Participant is a “specified employee” (within the meaning of Section 409A and as determined under the Company’s policy for determining specified employees) and the Participant is entitled to payment of a Benefit under this Plan upon a “separation from service” (within the meaning of Section 409A) that is required to be delayed pursuant to Section 409A, then such payment shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following the date of the Participant’s separation from service (or, if earlier, the date of the Participant’s death). The first payment that can be made to the Participant following such postponement period shall include the cumulative amount of any payments that could not be distributed during such postponement period due to the application of Section 409A.
6. Taxes. All distributions provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law.
7. Administration. This Plan shall be administered by the Company or its designee, which shall have all powers necessary for the administration the Plan. Any determinations by the administrator in carrying out its duties shall be made in its sole discretion. The administrator shall have no liability to any Participant with respect to the administration of this Plan.
8. Claims Procedure. Any claim for benefits by a Participant under this Plan shall be reviewed by the administrator using the same procedures described in any qualified retirement plan maintained by the Company.

9. Miscellaneous.
(a) The Company reserves the right to amend or terminate the Plan at any time, without the consent of the Participants; provided, however, that no such amendment or termination shall reduce a Participant’s right to payment of his or her Benefit without the Participant’s consent.
(b) This Plan represents nothing more than an unfunded, unsecured promise to pay money or property in the future and no Participant shall have any greater claim to payment of a Benefit under this Plan than an unsecured general creditor of the Company. Nothing herein shall be construed as giving any Participant any right to specific property or assets of the Company. The Company may establish one or more trusts for the purpose of paying Benefits under this Plan, consistent with the foregoing.
(c) Each Participant may designate a beneficiary (or beneficiaries) to receive distributions under the Plan in the event of the Participant’s death. If a Participant does not designate a beneficiary, then such Participant’s beneficiary shall be his or her spouse and, if no spouse exists, his or her estate.
(d) This Plan shall be governed by the laws of the State of Ohio, except to the extent that Federal law is controlling.
(e) Headings in this Plan are for convenience only and shall not affect the meaning, construction or interpretation of the Plan. As used herein unless the context requires otherwise, words in the singular may be construed to be in the plural and words in any gender may be construed to be in any other gender.
(f) This Plan is intended to comply with the requirements of Section 409A and, to the maximum extent permitted by law, shall be interpreted, administered and operated consistent with this intent. Nothing herein shall be construed as the entitlement to or the guarantee of any particular tax treatment to a Participant. None of the Company, the administrator or any other person shall have any liability in the event that this Plan fails to comply with the requirements of Section 409A.
IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer as of the date set forth above.

A. SCHULMAN, INC.

By:	/s/ Paul F. DeSantis

	Its:	Vice President, Chief Financial Officer and Treasurer

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